                                                      Exhibit 10.24A


[Letterhead of Australis Medicate Limited]


19 June 1996



The Directors
UIH Australia/Pacific Inc.
4643 South Ulster Street
Suite 1300
Denver Colorado  80237
USA



Dear Sirs
                            STV FRANCHISE AGREEMENT


We refer to the Franchise Agreement between us and STV Pty Limited dated 12 October 1994 ("Franchise Agreement"). Words used in this letter, and the attached Schedule of Terms, have the same definition as in the Franchise Agreement. "AML" means the Australis Group. "STV" means the Franchisee Group. "UIH" means UIH Australia/Pacific, Inc and its subsidiaries.

The Franchise Agreement entitles STV to enjoy on an exclusive basis in the Regions certain rights and benefits in connection with AML's activities. These rights include, but are not limited to, all rights to or benefits of the Franchisor's Services, the Programs, the Equipment, other Services, the Franchisor's Delivery System, and the Franchisor's Proprietary Rights, which rights are held by AML, AML having used its best endeavours in relation to rights to Transmit the Programs to acquire such rights on an exclusive basis in the Regions.

Subsequent to the Franchise Agreement, AML entered into programming agreements ("Programming Agreements") for certain of the Franchisor's Services. AML maintains that the Programming Agreements required AML to sell rights in respect of certain of those Franchisor's Services to other arms-length operators in addition to the Australis Group and the Franchisee Group.

[LOGO APPEARS HERE]


Subsequent to the Franchise Agreement, on 9 March 1995, AML made the TNC Heads of Agreement with Foxtel, a joint venture or partnership formed between Telstra Corporation Limited ("Telstra") and The News Corporation Limited ("News"), and others, in which AML granted to Foxtel the right to distribute certain of the Franchisor's Services by cable, including in the Regions. Foxtel has commenced distribution of those Franchisor's Services in the Regions.

UIH and STV have been provided with redacted copies of the Programming Agreements for the "B" Licence Services and the TNC Heads of Agreement.

UIH maintains that AML's execution and performance of the TNC Heads of Agreement breaches the Franchise Agreement and the agreement ("STV Securityholders Agreement") between AML, UIH, STV and others dated 12 October 1994 (as amended). UIH also maintains that STV and UIH have suffered loss as a result of AML's alleged breach of the Franchise Agreement and the STV Securityholders Agreement.

AML has requested STV to relinquish its rights to cable exclusivity in the Regions in respect of the "B" Licence Services and other Services that form part of the Franchisor's Services, to the extent to which AML is required to provide those Services to Foxtel under the TNC Heads of Agreement. AML has also requested STV to relinquish certain other consequential rights, including rights in and to the Programs and the Franchisor's Proprietary Rights. AML has made those requests to enable Foxtel to have the exclusive right to distribute those Services by cable in the Regions. UIH and STV are not prepared to relinquish those rights.

In consideration of, among other things, the sum of A$10 paid by each of Australis Media Limited and Galaxy Communication Pty Limited to UIH Australia/Pacific, Inc. and by UIH Australia/Pacific, Inc. to each of Australis Media Limited and Galaxy Communication Pty Limited (receipt of which is acknowledged), UIH Australia/Pacific, Inc and each of Australis Media Limited and Galaxy Communication Pty Limited have agreed to the matters in this letter and the terms set out in the Schedule of Terms attached to this letter and:

(a) UIH Australia/Pacific, Inc. has agreed to procure that all subsidiaries of UIH Australia/Pacific, Inc., STV and all subsidiaries of STV, are bound by and comply with this letter and the attached Schedule of Terms; and
(b) Australis Media Limited and Galaxy Communication Pty Limited have agreed to procure that all persons in the Australis Group are bound by and comply with, and do all things consistent (and refrain from doing anything inconsistent) with, this letter and the attached Schedule of Terms.

UIH and STV maintain that the Schedule of Terms does not adequately compensate STV or UIH for the alleged loss of STV's exclusive rights and other loss caused by AML's alleged breach of the Franchise Agreement and STV Securityholders Agreement. STV and UIH are seeking to mitigate their alleged loss and damage by, amongst other things, reaching agreement with Telstra and Foxtel on programming, carriage, distribution and other arrangements in the Regions.

AML undertakes to UIH that it will not impose, nor attempt to impose, any terms on STV which are inconsistent with the terms of this letter and the attached Schedule of Terms.

[LOGO APPEARS HERE]


At the request of AML, UIH has agreed, subject to the conditions set out below, that it will ensure that STV does not make any objection to or claim against AML or any other person (including Foxtel), and that STV will waive and release all of its rights arising out of or in connection with AML's execution and performance of the TNC Heads of Agreement (and any longform agreement which is entered into in substantially the same terms in replacement thereof), and any loss or damage caused to STV thereby, on the basis that AML and UIH have agreed to the terms set out in the Schedule of Terms attached to this letter.

UIH and STV are not bound to waive and release all of their rights arising out of or in connection with AML's execution and performance of the TNC Heads of Agreement (and any longform agreement which is entered into in substantially the same terms in replacement thereof) until all of the conditions set out below are satisfied or waived by UIH. Nothing in this letter affects the right of any person to object to or claim against any other person in respect of any matter arising after the date of this letter which is not expressly waived and released by STV in accordance with this letter.

AML fully indemnifies and must continue to fully indemnify UIH against any claim, damage, loss, liability and expense which STV pays, suffers, incurs or is liable for in respect of a breach by AML of this letter or the attached Schedule of Terms ("STV's Loss").

If, for any reason, this indemnity does not result in UIH being paid an amount equal to STV's Loss, AML must pay to UIH, on demand, as a separate and independent payment obligation, such amount as is necessary to result in UIH having received from AML an amount equal to STV's Loss.

UIH declares, and AML acknowledges, that UIH holds the benefit of this letter and the Schedule of Terms on trust for itself and for all other Securityholders of STV from time to time. In addition, UIH has the right to assign the benefit of this letter and the Schedule of Terms to any person who acquires securities in STV from time to time, but AML may require any such person to enter into a letter or agreement undertaking to AML to be bound by applicable terms of this letter and the Schedule of Terms.

Nothing in this letter or any accompanying document (including the Schedule of Terms) shall be taken to be an admission by AML, STV or UIH of any breach of the Franchise Agreement or STV Securityholders Agreement or any acceptance by AML, STV or UIH of any position maintained by the other in respect of the Franchise Agreement or STV Securityholders Agreement.

CONDITIONS

The Schedule of Terms (except for paragraph 5, which is of immediate legal effect) is subject to, and conditional upon:

1.

     (a) AML receiving equity subscriptions for shares and/or convertible notes in the amount of not less than US$50 million as required by Salomon Bros., of which at least US$10 million must come from Pay TV Options Pty Limited or its related body corporate, to enable Salomon Bros. to commence an offering in the USA in

[LOGO APPEARS HERE]


          an amount which, together with the
          aggregate of actual equity subscriptions, will not be less than US$250 million ("US Offering"); and

     (b)  Salomon Bros. successfully completing the US Offering.

2. Receipt by UIH of a written acknowledgment from Pay TV Options Pty Limited in the terms described in the penultimate paragraph of this letter.

AML acknowledges and agrees that the above conditions are for the benefit of UIH and may only be waived by UIH, and that:

(a) the Schedule of Terms (except for paragraph 5) is not binding until the date that all of the conditions in paragraphs 1 and 2 above are satisfied; and

(b) UIH is at liberty to agree that the Schedule of Terms will become binding notwithstanding that all of the conditions in paragraphs 1 and 2 have not been satisfied, and may at its option waive any or all of those conditions.

If the conditions referred to in paragraphs 1 and 2 above are not satisfied, or waived (in whole or in part) by UIH on or before 1 October 1996, or such later date agreed to under the Guarantee Facility Agreement between AML, Publishing and Broadcasting (Finance) Limited, Lenfest Communications Inc., Guinness Peat Group plc, UIH AML Inc. and others, dated 9 May 1996, then this letter and the attached Schedule of Terms (including paragraph 5 of the Schedule of Terms) are of no further force and effect.

OTHER MATTERS

AML and UIH agree to document mandatory procedures to be followed between AML and STV in relation to the matters set out in paragraphs (a), (b) and (c) below within 60 days after delivery by UIH to AML of a detailed proposal for those procedures:

(a)  the operational relationship between Franchisor and Franchisee;

(b) agreed methods to calculate amounts due pursuant to the Franchise Agreement; and

(c) the participation by STV (or a person nominated by STV who is at the relevant time and remains after the relevant time a related body corporate of STV as defined under the Corporations Law) in any activities or negotiations conducted by AML in relation to the delivery of Programs or Services by satellite.

UIH and AML agree to maintain the terms of this letter in confidence in accordance with clause 18 of the Franchise Agreement (as if UIH were named in the Franchise Agreement as the Franchisee). UIH and AML agree that all information exchanged for the purposes of the provisions of this letter and to effectuate its intent shall be considered to be Confidential Information for these purposes. Without limitation, AML and UIH acknowledge that disclosure of the terms of this letter is permitted to STV; to any person where required by Australian or United States securities laws or the rules of any applicable stock exchange; to Telstra or Foxtel or both, and their advisers, (subject to Telstra or Foxtel, as applicable, signing confidentiality agreements) to enable UIH or STV to reach agreement with Telstra or Foxtel or both, on programming, carriage, distribution or other related arrangements in the Regions; and to any sub-licensee or prospective sub-licensee and its advisers (subject to such sub-licensee or prospective sub-licensee signing confidentiality agreements).

[LOGO APPEARS HERE]


AML agrees to procure that Pay TV Options Pty Limited ("PBL") gives AML written acknowledgment (in a form acceptable to UIH) that all references in the deed described as the "PBL Deed" dated 9 May 1996 between PBL, AML, Australis Media Holdings Pty Limited, Galaxy Communication Pty Limited and Galaxy Network International Pty Limited ("PBL Deed") to "the Franchise Agreements" and to "rights created pursuant to the Franchise Agreements", insofar as they relate to the Franchise Agreement the subject of this letter, are references to, and to rights created under, the Franchise Agreement, in the form in which its terms are agreed by UIH and AML to be amended by this letter and the attached Schedule of Terms, and to rights created under the attached Schedule of Terms.

This letter is legally binding and is governed by the laws of New South Wales.

Yours sincerely




AUSTRALIS MEDIA LIMITED
(ACN 059 741 178)



      /s/ Geoffrey Kleemann
Per:  Geoffrey Kleemann, Finance Director



Please sign below to confirm the agreement of UIH.



Agreed and accepted:

UIH AUSTRALIA/PACIFIC, INC



      /s/ Donald F. Hagans
Per:  Donald F Hagans, Vice President



Agreed and accepted:

GALAXY COMMUNICATION PTY LIMITED
(ACN 064 288 035)



      /s/ Geoffrey Kleemann
Per:  Geoffrey Kleemann, Finance Director

[LOGO APPEARS HERE]


AML agrees to procure that Pay TV Options Pty Limited ("PBL") gives AML written acknowledgment (in a form acceptable to UIH) that all references in the deed described as the "PBL Deed" dated 9 May 1996 between PBL, AML, Australis Media Holdings Pty Limited, Galaxy Communication Pty Limited and Galaxy Network International Pty Limited ("PBL Deed") to "the Franchise Agreements" and to "rights created pursuant to the Franchise Agreements", insofar as they relate to the Franchise Agreement the subject of this letter, are references to, and to rights created under, the Franchise Agreement, in the form in which its terms are agreed by UIH and AML to be amended by this letter and the attached Schedule of Terms, and to rights created under the attached Schedule of Terms.

This letter is legally binding and is governed by the laws of New South Wales.

Yours sincerely




AUSTRALIS MEDIA LIMITED
(ACN 059 741 178)



      /s/ Geoffrey Kleemann
Per:  Geoffrey Kleemann, Finance Director



Please sign below to confirm the agreement of UIH.



Agreed and accepted:

UIH AUSTRALIA/PACIFIC, INC



      /s/ Donald F. Hagans
Per:  Donald F Hagans, Vice President



Agreed and accepted:

GALAXY COMMUNICATION PTY LIMITED
(ACN 064 288 035)



      /s/ Geoffrey Kleemann
Per:  Geoffrey Kleemann, Finance Director

                               SCHEDULE OF TERMS


1.     CONFIRMATION OF EXCLUSIVITY

1.1 Without limiting its obligations under the Franchise Agreement or under this Schedule of Terms but subject to paragraph 1.2, AML undertakes that STV will remain exclusively entitled to the rights and benefits given to STV under the Franchise Agreement in the Regions and AML confirms that the intention of the Franchise Agreement is that STV will be the sole and exclusive provider of the Franchisor's Services, and of any other Services to which AML has any rights, in the Regions. AML must not Transmit, or grant or permit to be granted to third parties any licence or right to Transmit the Programs or Franchisor's Services in the Regions. UIH will procure that STV acknowledges that AML may not, from time to time, have exclusive rights, or rights on all technologies, to Transmit the Programs during the Term and in the Regions, but AML must use its best endeavours to acquire exclusive rights on all technologies to Transmit the Programs during the Term and in the Regions.

1.2 AML is entitled to grant to Foxtel, and Foxtel is entitled to enjoy and exercise, pursuant to the TNC Heads of Agreement (and any long form agreement which is entered into on substantially the same terms in replacement thereof), the non-exclusive right, as provided in the TNC Heads of Agreement (and any long form agreement which is entered into on substantially the same terms in replacement of the TNC Heads of Agreement), to distribute by cable in the Regions any services including, without limitation, the Franchisor's Services and rights incidental to the Franchisor's Services.

1.3 AML agrees that it will not after the date of the letter attached to this Schedule of Terms ("Letter"), grant to Foxtel, without the consent of STV, the right to sub-license, sub-franchise or otherwise grant to any person any rights in respect of the Franchisor's Services in the Regions (but nothing in this paragraph 1.3 limits any grant of rights already made in the TNC Heads of Agreement).

1.4    (a)  Without limiting its obligations under the Franchise Agreement or under this Schedule of Terms, AML undertakes that, except with the consent of STV, if AML, or any business, venture or entity, through which AML directly or indirectly carries on business (whether alone or in partnership or joint venture with anyone else) or in which AML participates, is concerned or interested (whether as trustee, principal, agent, securityholder, unitholder, partner or in any other capacity) ("AML Venture"), acquires rights to, or in respect of, any Programs or Services, then:

            (1) in the case of AML, or in the case where AML has economic or management control of the AML Venture, AML must use its best endeavours; and

            (2) in the case where AML does not have economic or management control of the AML Venture, AML must use its reasonable endeavours,

            to acquire, or procure that the AML Venture acquires, those rights on identical terms in respect of the Regions as in respect of areas other than the Regions, and to offer those rights to STV in accordance with paragraph 3(g) of this Schedule of Terms and clause
            3.7 of the Franchise Agreement.

       (b) AML must promptly inform STV of any discussions or negotiations in respect of the acquisition of rights referred to in this clause 1.4 ("AML Negotiations") such that STV is fully informed about the nature, scope and effect of the AML Negotiations at the time the AML Negotiations take place.

1.5    (a)  UIH undertakes to AML that it will use its best endeavours to procure that, without limiting STV's obligations under the Franchise Agreement, if STV, or any business venture or entity through which STV directly or indirectly carries on business (whether alone or in partnership or joint venture with anyone else) or in which STV participates, is concerned or interested (whether as trustee, principal, agent, securityholder, unitholder, partner or in any other capacity) ("STV Venture"), acquires rights to, or in respect of, any Programs or Services, then:

            (1) in the case of STV or in the case where STV has economic or management control of the STV Venture, STV must use its best endeavours; and

            (2) in the case where STV does not have economic or management control of the STV Venture, STV must use its reasonable endeavours,

            to acquire, or procure that the STV Venture acquires, those rights on identical terms in respect of the Regions as in respect of areas other than the Regions, and to offer those rights to AML in accordance with paragraph 3(g) of this Schedule of Terms and clause
            3.8 of the Franchise Agreement.

       (b) UIH undertakes that STV must use its best endeavours to promptly inform AML of any discussions or negotiations in respect of the acquisition of rights referred to in this clause 1.5 ("STV Negotiations") such that AML is fully informed about the nature, scope and effect of the STV Negotiations at the time the STV Negotiations take place.

1.6 At the request of AML, UIH will procure that STV shall do all things reasonably required to ensure that AML is not in breach of the last sentence of clause 5.2 of the TNC Heads of Agreement.

2.     COMPENSATION IN RELATION TO FOXTEL

2.1    Period up to 30 June 1996

       Within 10 Business Days after satisfaction of the conditions in this Letter, AML must pay to STV, in respect of each subscriber for whom payment is receivable by AML in respect of services or programs provided by Foxtel under the TNC Heads of Agreement ("Foxtel Services") in respect of the Regions for the period commencing on the date of the TNC Heads of Agreement and ending on 30 June 1996, an amount equal to AML's Actual Margin (which AML represents to STV, in respect of this period, has been US$4.00 per subscriber per month). "AML's Actual Margin" means the difference between the amount paid to AML by Foxtel in respect of any Foxtel Services and the actual costs paid or payable by AML to third party program suppliers in respect of those Foxtel Services or in respect of any programs forming part of those Foxtel Services, in each case calculated on a per subscriber basis per month for the number of months during that period for which that person was a subscriber to the Foxtel Services.

 2.2   Period from 30 June 1996

       STV has the right, at its sole discretion, either:

       (a) by agreement of STV, Foxtel and AML (such agreement not to be unreasonably withheld), to sub-license to Foxtel or any related body corporate of Foxtel the right to Transmit the Franchisor's Services (and any other services) by cable in all or any part of the Regions, to the extent that STV has such rights through AML or otherwise, in which case AML must cease supplying all such Franchisor's Services to Foxtel in those Regions and paragraph 2.2(b) will no longer apply; or

       (b) in respect of the period from 30 June 1996, to require AML during the Term to pay to STV, or at STV's direction, within 30 days after the date ("Payment Date") that fees or other monies in respect of any of the Foxtel Services in the Regions are payable by Foxtel under the TNC Heads of Agreement (except in respect of fees or monies payable in the period between 1 July 1996 and the last Payment Date before the date on which the conditions in the Letter are satisfied, which AML must pay to STV within 10 Business Days of the satisfaction of those conditions), an amount equal to the sum of:

            (1) the greater of A$4.50 and AML's Actual Margin from time to time (presently US$4.00, but AML has advised STV that, from 1 October 1996 to 30 June 1997, the Actual Margin is likely to be US$3.50, and that from 1 July 1997, the Actual Margin is likely to be in excess of US$4.00) per month in respect of each subscriber to the Foxtel Services in the Regions; and

            (2) the additional amount (if any) to put STV in the position in which it would have been had it sub-licensed Foxtel directly to distribute the relevant Franchisor's Services by cable in the Regions, on the basis that STV would have been paid:

                 (A) the same amount per subscriber by Foxtel as Foxtel pays to AML under the TNC Heads of Agreement; plus

                 (B) the amount paid by Foxtel for the "A" Licence channels under the current form of the agreement ("A" Licence Agreement") under which Foxtel receives those channels (being that form of the agreement provided to AML by STV under cover of a letter dated 18 June 1996), which UIH has represented to AML is currently US$4.15. For the avoidance of doubt, if the A Licence Agreement is amended with the effect that the amount payable by Foxtel for the "A" Licence channels increases, the amount payable under this paragraph 2.2(b)(2)(B) is the amount payable by Foxtel for the "A" Licence channels under the A Licence Agreement in its current form. However, if the A Licence Agreement is amended with the effect that the amount payable by Foxtel for the "A" Licence channels decreases, the amount payable under this paragraph 2.2(b)(2)(B) is the amount payable pursuant to that amendment.

            It is acknowledged by AML that this does not in any way constitute an admission by STV of STV's measure or amount of alleged damages by reason of AML entering into the TNC Heads of Agreement.

            Paragraph 2.2(b)(2) of this Schedule of Terms is to be applied consistently with the following principles:

            1. The additional amount to put STV in the position in which it would have been had it sub-licensed Foxtel to distribute the relevant Franchisor's Services by cable in the Regions must be calculated on the basis of the following principles:

                 (a) The amount that would have been payable by Foxtel to STV is the same as the amount payable by Foxtel to AML plus the amount paid by Foxtel for the "A" Licence channels under the current form of the A Licence Agreement;

                 (b) STV's Gross Revenues would have been treated under the Franchise Agreement as the same as Foxtel's actual Gross Revenues;

                 (c) The Agreed Costs that STV would have been entitled to deduct would have been A$7 or Foxtel's actual Agreed Costs (depending on the election in paragraph 3(b) of this Schedule of Terms); and

                 (d) STV has the right to sub-license cable rights to the "A" Licence channels and would have sub-licensed those cable rights to Foxtel in addition to the "B" Licence channels and other Franchisor's Services (although the "A" Licence cable rights may presently be provided to STV by an entity other than AML).

            2.   (a)  Paragraphs 2.2(b)(1) and (2) of this Schedule of Terms
                      must be applied consistently with the   following worked
                      examples:

                      (1)  Assume Foxtel pays A$21.50 per subscriber to AML.

                      (2) Assume Foxtel pays A$5.20 (being US$4.15 at A$1:US$0.80, rounded up) to the "A" Licensee in respect of the "A" Licence channels.

                      (3) Accordingly, Foxtel would have paid STV A$26.70 if STV had sub-licensed to Foxtel directly the right to the 8 channel Galaxy package.

                      (4) Assume Foxtel actually charges its subscribers a subscription fee of A$40.00 per month, and assume STV's Gross Revenues would therefore have been taken to be A$40.00 if STV had sub-licensed to Foxtel directly.

                      (5) Assume that Foxtel's Agreed Costs are A$7, and assume STV would have been entitled to Agreed Costs of A$7 if STV had sub-licensed to Foxtel directly.

                      (6) If STV had sub-licensed to Foxtel directly, then STV would have paid A$16.50 to AML, calculated as follows:

                              $40.00    Gross Revenue

                           -    7.00    Agreed Costs

                           =   33.00

                           x    50%     (assuming that, at the relevant time,
                                        this is the applicable rate under clause
                                        7 of the Franchise Agreement)

                           =  $16.50

                      (7) If STV had sub-licensed to Foxtel directly, a net amount of A$10.20 would have been receivable and retained by STV, calculated as follows:

                              A$26.70 Amount that would have been received by STV from Foxtel for the "A" and "B" Licence channels

                           -  A$16.50   Amount that would have been payable by
                                        STV for both the "A" and "B" Licence
                                        channels

                           =  A$10.20  Net amount that would have been
                                       receivable and retained by STV

                      (8) Therefore, AML must pay $5.20 to STV, calculated as follows:

                              A$10.20  Amount receivable and retained by STV

                           -  A$5.00   A$ value of the amount payable by AML
                                       under paragraph (b)(1) (ie US$4 assuming an exchange rate of US$0.80: A$1) as the greater of A$4.50 and AML's Actual
                                       Margin.

                           =  A$5.20   Additional amount to put STV in the
                                       position in which it would have been had it sub-licensed the "A" and "B" Licence channels directly to Foxtel in the Regions

            (b)  Assume the same as for (a) except:

                 (1)  Foxtel charges $50 per subscriber;

                 (2)  Foxtel's Agreed Costs are $3;

                 (3) AML must pay to STV the greater of A$4.50 and AML's Actual Margin, calculated as follows:

                      (A)     $50.00 Gross Revenue

                           -    3.00 Agreed Costs

                           =  $47.00

                           x    50%  (on the same assumption as in (a))

                           =  $23.50 Amount that would have been payable by STV

                      (B)     $26.70 Amount that would have been payable to STV
                                     by Foxtel

                           -  $23.50

                           =  $ 3.20 Net amount that would have been received
                                     and retained by STV

                      (C) No additional amount is therefore payable by STV under paragraph 2.2(b)(2). AML must only pay to STV the greater of A$4.50 and AML's Actual Margin, as required by paragraph 2.2(b)(1).

            (c)  (1)  AML acknowledges that, in order to satisfy the condition precedent referred to in paragraph 1 of the Letter, STV may sub-license Foxtel or a related body corporate of Foxtel the right, to the extent that STV has such rights through AML or otherwise, to Transmit Franchisor's Services in the Regions by cable. However, STV agrees that, if it proposes to sub-license Foxtel to Transmit Franchisor's Services by cable, it will only do so with AML's prior agreement (such agreement not to be unreasonably withheld).

                 (2) For the avoidance of doubt, nothing in this paragraph 2.2 prevents STV from sub-licensing (or requires AML's consent to STV sub-licensing) Foxtel or any related body corporate of Foxtel to Transmit Franchisor's Services by any means other than cable. Paragraph 2.2(b) of this Schedule of Terms continues to apply if STV sub-licenses Foxtel or any related body corporate of Foxtel to Transmit Franchisor's Services by any means other than cable.

2.3 Subject to paragraph 2.2(c) of this Schedule of Terms, AML acknowledge that STV has the right to sub-license any person to Transmit Franchisor's Services or Services in the Regions on the following basis:

       (a) STV, acting reasonably and in good faith, must ensure that any sub-licensee is financially and otherwise capable of performing the obligations under the sub-licence agreement (including, without limitation, as required by paragraph 2.3(b));

       (b) the sub-licence agreement must require, to the extent applicable having regard to the territory the subject of the sub-licence, the sub-licensee to comply with the obligations under the Franchise Agreement;

       (c) STV will consult with AML before finalising any sub-licence arrangement and must provide AML with a copy of each sub-licence agreement;

       (d) STV will be responsible to AML for the performance by each sub-licensee of its sub-licence agreement and, to the extent applicable in each sub-licensed area, the Franchise Agreement, and STV indemnifies AML against any loss suffered by AML by reason of any breach by a sub-licensee of its sub-licence agreement; and

       (e) no sub-licensee shall have the right, in turn, to sub-license other parties with any relevant rights.

       For the avoidance of doubt, where STV sub-licenses any person to distribute or Transmit Franchisor's Services, references in the Franchise Agreement to the "Franchisee" shall be taken to include references to that sub-licensee.

2.4 For the purposes of the sub-licence referred to in paragraph 2.2(a) of this Schedule of Terms or any amounts payable under the calculations set out in paragraph 2.2 of this Schedule of Terms, STV's Gross Revenue in that part of the Regions where Foxtel has subscribers shall be taken to be the higher of:

       (a) the amount charged by Foxtel to its subscribers (and, if Foxtel charges different prices in a Region, the amount charged by Foxtel is taken as the average of the prices charged by Foxtel in that Region) in respect of its basic package of services containing the "A" and "B" Licence channels or any replacement to all or any of those "A" and "B" Licence channels (whether or not replacement channels in respect of the "A" Licence channels are provided by AML); and

       (b)  $39.95 per month.

3.     FRANCHISE AGREEMENT AMENDMENTS

       For the duration of the operation of this Schedule of Terms, the Franchise Agreement shall be given effect as if it had been amended as follows:

       (a)  Additional Fixed Fee

            CLAUSE 1.1: "ADDITIONAL FIXED FEE" shall be amended by adding "subject to clause 11.1B" after "means" and by deleting "plus 10%" wherever it occurs.

       (b)  Agreed Costs

            CLAUSE 1.1:

                 (1) The definitions of "Agreed Costs" and "Gross Revenues" are amended as follows:

                      '"AGREED COSTS", in relation to an Accounting Period, means all amounts paid in that Accounting Period by the
                      Franchisee:

                      (1) in relation to reception Equipment for supply to Subscribers (excluding the purchase cost of the Equipment and installation costs);

                      (2) as depreciation (at the lower of 30% per annum and the highest rate from time to time permitted for such depreciation under the Income Tax Assessment Act
                           1936) of direct purchase costs for the Equipment supplied to Subscribers (where that Equipment is purchased by the Franchisee) (it being acknowledged that no depreciation will apply to any Equipment which is sold by the Franchisee to Subscribers or to that portion of the Equipment which is subsidised by the Subscriber by payments in excess of the actual cost of labour and parts to enable the Subscriber to receive the Franchisor's Services);

                      (3) as any Taxes (but not more than the amounts recovered from Subscribers in respect of Taxes); and

                      (4) as any other commercially reasonable and appropriate cost, including without limitation sales commissions notified by the Franchisee to the Franchisor and in respect of which the prior written consent of the Franchisor has been obtained.'

                      '"GROSS REVENUES" in an Accounting Period means, in respect of each Subscriber, all amounts derived by the Franchisee as Subscription Fees from that Subscriber (but, for the avoidance of doubt, this does not apply to Equipment sold or to that portion of the Equipment which is subsidised by the Subscriber by payments in excess of the actual costs of labour and parts to enable the Subscriber to receive the Franchisor's Services)';

                 (2) STV will have the right (which may be exercised independently and as a separate right in respect of two separate categories of Delivery System, being MDS and satellite as one category, and cable as another category (each a "Category"), and for the avoidance of doubt, this right may be exercised independently in relation to Franchisor's Services delivered by either Category or both Categories) exercisable by notice in writing to AML within 2 years after the date of the Letter, to vary the definition of "Agreed Costs" in clause 1.1 by substituting the following:

                      '"AGREED COSTS" means, in relation to an Accounting
                      Period:

                      (a) for the first 15 years after the date of this Agreement, $7 per Subscriber per month during that Accounting Period (but, for the avoidance of doubt, this does not apply to Equipment sold to or subsidised by the Subscriber by payments in excess of the actual cost of labour and parts, to the extent of such subsidisation to enable the Subscriber to receive the Franchisor's Services"); and

                      (b)  after the end of that 15 year period, nil.'

                      Any exercise of rights under this paragraph 3(b)(2) is irrevocable.

                 (3) If STV does not, within 2 years after the date of the Letter, exercise a right referred to in paragraph 3(b)(2) in relation to Franchisor's Services delivered by any Category, then the definitions of "Agreed Costs" and "Gross Revenues" referred to in paragraph 3(b)(1) will continue to apply in relation to Franchisor's Services delivered by that Category.

       (c)  CONTROLLED ENTITIES

            Clause 1.1 "Controlled Entities" shall be amended by substituting the following:

                 '"CONTROLLED ENTITY" means any entity which is controlled by AML within the meaning of section 243E or 244B of the Corporations Law, and any related body corporate of AML;.'

       (d)  SUBSCRIPTION TELEVISION BROADCASTING SERVICES

            CLAUSE 1.1 shall be amended by inserting the following:

                 "SUBSCRIPTION TELEVISION BROADCASTING SERVICES" has the meaning given to it in the BSA;

       (e)  "SUBSCRIPTION FEES"

            "SUBSCRIPTION FEES" is deleted and the following substituted:

                 '"SUBSCRIPTION FEES" means all amounts payable by Subscribers pursuant to Subscriber Contracts in respect of the reception of the basic package of Services provided by the Franchisee, being the channels referred to in Schedule 2(a) (as amended by paragraph 7 of this Schedule of Terms), and in respect of the lease, licence, hire or rental of, or any other usage fee for, any Equipment (but not including any amounts payable by Subscribers for any Services which are not referred to in
                 Schedule 2(a)).'

       (f)  TERM

            CLAUSE 1.1 "Term" shall be amended by substituting the following:

                 ""Term" means, in relation to each Region, the period commencing on the date of this Franchise Agreement and ending 15 years after the Commencement Date and includes the Further Term of 10 years pursuant to clause 24;'

       (g)  CLAUSES 3.7 AND 3.8

            (1) AML agrees with UIH that, in offering to STV any Service or Franchisor's Service under clause 3.7 of the Franchise Agreement, AML will:

                 (A) make that offer on the same or no less favourable terms as that enjoyed by AML (but subject to paragraph 3(g)(1)(B) of this Schedule of Terms), or offered to any other person for any part of Australia (including any franchisee or any other person acquiring rights from AML); and
                 (B) in any event, the offer will be at a price no more than cost plus 10% (subject to compliance with the terms on which such Franchisor's Services are provided to AML under a bona fide arms length contract).

                 CLAUSE 3.7 of the Franchise Agreement also applies to any Service offered, or provided to, STV before the date of the Letter (other than the "A" Licence and "B" Licence channels) including, but not limited to, "BBC World", "CNBC", "World Movies", "TVC" and "TeleItalia", with the effect that, as and from that date, the terms offered or provided to STV are no less favourable than the terms on which that Service is enjoyed by AML (subject to paragraph 3(g)(1)(B)), or offered or provided to any other person for any part of Australia and, in any event, is at a price no more than cost plus 10% (subject to compliance with the terms on which that Service is provided to AML under a bona fide arms length contract).

                 For these purposes, "cost" means, in respect of each Service or Franchisor's Service, the actual costs charged to, or imposed on, AML under a bona fide arms length agreement with a third party or the lowest price at which AML offers to distribute an AML produced or compiled Service or Franchisor's Service, and if costs are charged to or imposed on more than one entity in the Australis Group in respect of that Service or Franchisor's Service, "cost" means the lowest actual cost charged or imposed by that third party agreement on any entity in the Australis Group.

            (2) AML agrees with UIH that any Subscription Television Broadcasting Service offered by AML to STV before 1 May 1997 under clause 3.7 of the Franchise Agreement is deemed to be notified by AML on 1 May 1997 (provided AML's rights to this Service have not lapsed). Accordingly, the negotiation period of 60 days and the acceptance period of 60 days, referred to in clause 3.7 do not commence until 1 May 1997 in respect of Subscription Television Broadcasting Services offered by AML to STV before 1 May 1997. However, the period of 15 months referred to in clause 3.7 commences on the date 120 days after the date of actual notification by AML under clause 3.7 of the Franchise Agreement and not on the deemed notification date of 1 May 1997.

            (3) Clause 3.7 is to be applied consistently with the following worked example:

                 (A) Assume AML offered STV a Subscription Television Broadcasting Service on 1 May 1996. The effect of paragraph 3(f)(2) of the Schedule of Terms is that AML is deemed to offer STV the Service on 1 May 1997 and the negotiation, and acceptance periods referred to in clause
                      3.7 do not commence until 1 May 1997, while the 15 month period referred to in clause 3.7 commences 120 days after 1 May 1996.

                 (B) The effect of paragraph 3(g)(1)(B) is that the terms of AML's offer made on 1 May 1997 must be on no less favourable terms than the terms of any offer made by AML to any other person for any part of Australia. In any event, AML must not offer the Service to STV at a price higher than cost plus 10%.

            (4) UIH agrees with AML that UIH will procure that paragraphs 3(g)(1), (2) and (3) apply, with the necessary changes, to any offer made by STV to AML under clause 3.8 of the Franchise Agreement.

       (h)  The following clauses are deleted:

            (1)  Clause 5.2(y) and (z);

            (2)  Clauses 12.2, 16.3 16.5(a) and 16.6;

       (i) Clause 5.2(c) shall be amended by inserting "each of" after "for" and by adding at the end "(but this Clause does not impose any obligation on the Franchisee, to procure Subscribers to all Franchisor's Services in excess of the requisite Minimum Subscriber Level in each Region)".

       (j)  Clause 5.2(f) is deleted and the following substituted:

                 "at all times contract Subscribers for DTH Services (including Nominated Customers and Preferred Customers) on the terms of the satellite Subscriber Contract or at the option of STV, on the terms of a satellite subscriber contract, the terms of which have been approved by AML, such approval not to be unreasonably withheld."

       (k)  Clause 5.2(i) is amended as follows:

                 (i) to insert "only" after "at all times"; and

                 (ii)  to add the following at the end:

                 "and only use the channel logos (for example "Showtime" and "Encore") of the Franchisor's Services in such manner as reasonably prescribed by AML in accordance with its third party Program Agreements from time to time."

       (l) Clause 5.2(s) is amended by the addition of the following words after "the Franchisor"

                 "which consent shall not be unreasonably withheld."

       (m) Clause 5.2(t) is amended by deleting all of the words after the words "...lesser fee..." in the fourth line, and by substituting the following:

                 "if in its opinion, acting in good faith, there is a business need to charge less than that fee, and:

                 (1)  the Franchisor has agreed to that lesser fee; or

                 (2) that fee is no lower than $39.95, but this clause 5.2(t)(2) only applies for a period of 5 years after the date of the letter attached to this Schedule of Terms; or

                 (3) the Franchisee continues to pay the Franchisor fees under clause 7.1 as if the lesser fee was not being charged;"

       (n)  CLAUSE 5.2A.

            New clause 5.2A is added as follows:

                 "If UIH or STV acquires or holds any direct or indirect economic or voting interest in or otherwise has economic or management control of East Coast Pay Television Pty Limited (ACN 003 546 272) ("ECT"):

                 (1) UIH acknowledges that the terms of the Franchise Agreement, the Letter and this Schedule of Terms do not apply to the franchise regions the subject of a franchise agreement between AML and ECT as amended from time to time ("ECT Franchise Agreement") and the terms of the ECT Franchise Agreement do not apply to the Franchise Agreement Regions; and

                 (2) AML acknowledges that the terms of the ECT Franchise Agreement will continue to apply in the regions the subject of the ECT Franchise Agreement and that the terms of the letter dated 8 July 1994 between ECT and AML (which amended the ECT Franchise Agreement of 8 July 1994) will apply even if Century Communications Corp ceases to have a Relevant Interest (as defined in that letter) in ECT provided that the terms of that letter will only apply if and for so long as UIH has a Relevant Interest (as defined in the ECT Franchise Agreement) in ECT.

       (o) Clause 13.1 is amended by inserting the words "acting in good faith" after "the Franchisor" on the first line, and "reasonable" in the second line after the word "Franchisee".

       (p)  Clause 13.4

            The following is added as a new clause 13.4:

                 "The Franchisor shall consult with the Franchisee at least 30 days before issuing any Compliance Note, to enable the Franchisee to have input into the scope and content of that Compliance Note."

       (q)  Clause 16.5(b) is deleted and the following substituted:

                 "(b) not, in any Advertising, make any representations or give any representations or give any warranty with respect to:

                      (1)  the Australis Group; or

                      (2) the Franchisor's Services, if that representation or warranty is inconsistent with any obligation of the Franchisor to a third party in respect of those Franchisor's Services, which obligation has been disclosed to the Franchisee;

                      except as authorised in writing by the Franchisor."

       (r)  Clause 16.6 is deleted and the following substituted:

            (a) "The Franchisee may elect, on 6 months written notice to the Franchisor, to provide its own program guide in substitution for the otherwise mandatory use of the program guide provided by the Franchisor ("Franchisor's Program Guide").

            (b)  While the Franchisor's Program Guide is used:

                 (1) the Franchisee shall use its best endeavours to sell the Franchisor's Program Guide to Subscribers at the recommended retail price, if any, so long as that price is also charged by the Franchisor to its subscribers;

                 (2) the Franchisee may insert into the Franchisor's Program Guide (by way of insertion, supplement or wraparound) details of other Services transmitted by the Franchisee and other information, advertising and materials authorised by the Franchisor, but may not otherwise add to, delete from or change the form or substance of the Franchisor's Program Guide. The revenue from such insertions shall be the property of the Franchisee; and

                 (3) the Franchisor shall procure that the Franchisor's Program Guide is made available to the Franchisee at the same cost incurred by the Franchisor, being the costs incurred in the production and publishing of the Program Guide.

       (c)  If the Franchisee's program guide is used:

            (1) the Franchisor is entitled to the same rights and benefits in relation to the insertion, supplement or wraparound as apply to the Franchisee;

            (2) subject to the Franchisee's approval, not to be unreasonably withheld, the Franchisor shall be entitled at the same production and publishing cost as that charged to the Franchisee to include any information, advertising and material (not merely as an insertion, supplement or wraparound) in the Franchisee's program guide in accordance with normal production schedules. The revenue from any such information, advertising and materials shall be the property of the Franchisor;

            (3) if the Franchisee requests, the Franchisor must make available to the Franchisee at 25% of all relevant costs incurred by AML (other than printing costs for the Franchisor's Program Guide) all relevant material to enable the Franchisee to produce its own program guide for release each week or at any other interval, as the case may be, no later than the Franchisor produces and releases its Program Guide for that week. For these purposes, the material that the

                 Franchisor must make available includes without limitation all program schedules, listings, and publicity material in respect of the relevant programming to be Transmitted during that week which AML has the right to permit the Franchisee to publish; and

            (4) the Franchisor, acting reasonably and in good faith, will use its best endeavours to procure that its printers and other persons providing goods and services to the Franchisor in respect of the Franchisor's Program Guide, agree to supply materials and services to the Franchisee on the same commercial terms as to the Franchisor."

       (s)  CLAUSE 7.1 shall be amended as follows:

            (1)  by substituting "35%" (appearing twice) with "25%"; and

            (2)  by substituting "15%" with "25%".

       (t)  CLAUSE 7.9 is deleted.

       (u)  CLAUSES 11.1 to 11.3 shall be amended as follows:

                 (1) by substituting the following for the whole of clause 11.1:

                      "11.1A The Franchisee Group is not required to use the Franchisor's Subscriber Management System for satellite, MDS or other technology delivered Services. However, the Franchisee may request the Australis Group to provide the Franchisee Group with the use of all or part of the Franchisor's Subscriber Management System in respect of its Subscribers, the acceptance of which request will be at the discretion of the Australis Group.

                      11.1B The Franchisor and the Franchisee shall in good faith agree to a commercially reasonable service fee to be charged by the Australis Group to the Franchisee Group and other commercial terms (eg. as regards notice for termination) in respect of the services (if any) provided by the Australis Group under clause 11.1A (as appropriate). Such fee shall be included as the Additional Fixed Fee payable by the Franchisee to the Franchisor in respect of all applicable Subscribers to the Franchisor's Services. If the parties cannot reach agreement on a commercially reasonable service fee, or other commercial terms, they agree that the provisions of clause 23.1 of the Franchise Agreement dealing with resolutions of disputes shall apply.;

                      11.1C(1) To the extent the Conditional Access System operated by the Franchisor from time to time is technically capable:

                                (a) The Franchisee is entitled to "Independent Operator Status" within the Franchisor's Digital Conditional Access System. "Independent Operator Status" is defined as a distinct and logically separate sector of the smart card and the related capability to insert independent video, entitlement and subscriber management information into a unique multiplexing and transmission environment within the Irdeto Pay TV System and as detailed in the Irdeto Conditional

                                     Access Evaluation Information. This will permit independent multiplexing and the use of separate satellite transponders.

                                (b) The Franchisor and Franchisee shall in good faith agree to a protocol for technical interface between the Australis Group and the Franchisee Group, or any other entity necessary to entitle the Franchisee to "Separate Operator Status" as provided in this clause 11.1C. The Franchisor shall make available to the Franchisee any technical information (including information from the Conditional Access Provider) to facilitate technical interface and the operation of an independent sector in an efficient and timely manner, subject to any confidentiality restrictions imposed upon the Franchisor.

                                (c) The Franchisor shall make available to the Franchisee and the Franchisee's independent sector environment any and all improvements and modifications to the Conditional Access System producing additional or improved functionality for the multiplexors and receivers and more specifically as available pursuant to Irdeto's Phase Implementation Plan. The Franchisee and related independent sector environment shall benefit from any and all Conditional Access System maintenance contracts and maintenance activities, subject to paying relevant costs.

                                (d)  The Franchisee will be entitled to all
                                     functionality available to the Franchisor from time to time related to operating an independent sector within the Irdeto Conditional Access System as implemented under the Irdeto Conditional Access Evaluation Information and other related Irdeto Operating Documents from time to time, including (to the extent available from time to time) but not limited to:

                                .    activation and deactivation of the
                                     satellite reception equipment of relevant subscribers;

                                .    definition and addressing of "groups",
                                     "user type fields", "regional identifiers" as defined in the Irdeto Conditional Access Evaluation Information ;

                                .    definition and insertion of independent
                                     entitlements (products);

                                .    definition of free entitlement periods

                                . utilisation of basic store, forward pay per view and advanced store, forward pay per view when available;

                                . access to unique keys from Irdeto to open sector;

                                .    messaging and conditional control.

                           (2)  It is the intention of the parties that:

                                (a)  the Franchisee will be independently
                                     capable of acquiring and delivering its own programming to the relevant conditional access equipment including independent multiplexing computers which may be owned or contracted by the Australis Group or the Franchisee, for subsequent uplink and delivery (from the Franchisee's contracted transponders) to potential subscribers. In the instance where the Franchisee owns or operates independent multiplexing and/or encryption equipment the Franchisor will provide without hindrance or conditional access to the logical, software portion of the Conditional Access System for the provision of a conditional access digital stream.

                                (b) subject to the limitations set out in this clause 11.1C the Franchisee will be granted access and aforementioned status to/within the Franchisor's Conditional Access System so long as the Franchisee's receiving equipment remains capable of receiving digital transmission from the Irdeto system. Nothing in this clause prevents the Franchisee from utilising a separate conditional access system, or from being able to Transmit that Service to subscribers in the Regions using the Equipment;

                                (c) if the Franchisor changes all or any part of its satellite Delivery System of which the Irdeto Conditional Access System forms part, this clause 11.1C applies, with the necessary changes, to any such replacement system except to the extent that this is technically impracticable; and

                                (d) if, for any reason the Franchisor incurs additional Costs, if any, in providing access to the Franchisee as contemplated by this clause 11.1C, the Franchisee will pay AML for those Costs.

                           (3) Where the Franchisor offers any Service to STV under clause 3.7 and, having offered that Service, the Franchisor is entitled under clause
                                3.7 to Transmit that Service by satellite in the Regions, nothing in this clause 11.1C prevents the Franchisor from being able, and the Franchisor is expressly authorised, to Transmit that Service by satellite (but not by means of MDS or cable) to Subscribers in the Regions using the Equipment and the Franchisee shall do all things reasonably required (at the cost of the Franchisor but being no more than the Franchisee's Cost) to facilitate this at the Franchisor's request.

                           (4) The Franchisee agrees that the Franchisor's obligation under this clause 11.1C to grant access to the Franchisor's licensed proprietary Conditional Access System, and any other relevant technology or equipment, must not impede the Australis Group's control or operation, or unreasonably restrict or limit any access to or use of, such Conditional Access System, and any other relevant technology or equipment, by the Australis Group, but the Franchisee may, at its cost, pay for and/or provide additional capacity to enable the Australis Group to have such control, operation or access.

                           (5) In this clause 11.1C, "Costs" means, in relation to any matter, the actual costs charged to, or imposed on, AML or STV, as the case may be, under a bona fide arms length agreement, and, if applicable, directly attributable personnel costs (on a time basis) and directly attributable overhead costs incurred by AML or STV, as the case may be, in each case, directly in respect of that matter.

                           (6) If the parties cannot reach agreement on applicable Costs or other commercial terms of any matters in this clause 11.1C, they agree that the provisions of clause 23.1 of the Franchise Agreement dealing with resolutions of disputes shall apply."

            (2) by inserting," if included on the Franchisor's Subscriber Management System," before "coded" in clause 11.2;

            (3) by substituting "Subject to clause 11.1" with "In relation to all Subscribers for whom the Australis Group acts as invoicing agent under clause 11.1.A or 11.1.B" and by substituting "Subscribers" with "those Subscribers" in clause 11.3; and

            (4) by deleting from "For the Service Fee" to However," (both inclusive) in clause 11.4.

       (v)  SCHEDULE 3 shall be amended by inserting at the end the following:

            "provided that, if Foxtel procures subscribers to its Services and those Services include Services licensed to Foxtel by the Franchisor which are also Franchisor's Services licensed to the Franchisee in a particular Region, in respect of that Region only, commencing from the Accounting Period next following the procurement of the first relevant Foxtel subscriber (as reasonably verified and acknowledged between the Franchisor and the Franchisee) and for so long as Foxtel continues to have relevant subscribers in that Region and Foxtel also continues to have the right from the Franchisor to Transmit any or all of the Franchisor's Services in that Region, the Minimum Subscriber Levels stated above shall be reduced to the lesser of:

            (1) 75% of those which would otherwise have been required as stated above; and

            (2) 100% of those which would otherwise have been required as stated above but crediting each relevant Foxtel subscriber in each Region as a subscriber of the Franchisee in that Region."

       (w) All obligations under the Franchise Agreement to pay "on account" are removed and all reporting and payment obligations which were less than 30 days are amended to require those reports and payments to be given or made not later than 30 days after the last day of the relevant Accounting Period but this only applies to the "A" Licence and "B" Licence Services.

       (x) The Franchise Agreement is automatically amended (unless STV elects otherwise) to extend to STV the benefit of any more favourable term granted or otherwise permitted by AML after the date of the letter attached to this Schedule of Terms to, or in respect of, any other franchisee or licensee of AML anywhere in Australia in respect of any Services, including where the benefit of any more favourable term is granted or permitted to a person other than a franchisee or licensee of AML but with the effect that, as between AML and that person, the arrangement with the franchisee or licensee is treated as if that more favourable term applied. However, this paragraph 3(x) is not intended to apply to any term offered, granted or otherwise permitted by AML solely in performance of its current franchise agreements in their form as at the date of the letter attached to this Schedule of Terms (including this Schedule of Terms). UIH acknowledges that if a more favourable term is offered, granted or otherwise permitted by AML as part of a package of related terms, then this paragraph 3(x) only applies to the entire package including (if applicable) any less favourable terms in that package with the more favourable terms in that package of related terms. AML must notify STV in writing of any terms offered, granted or otherwise permitted by AML to, or in respect of, any other franchisee or licensee of AML anywhere in Australia in respect of any Services as soon as practicable after offering that term or package of related terms.

4. AML will use its best endeavours to procure the supply of Equipment, goods and services to STV as envisaged in clause 8 of the Franchise Agreement, at the same total cost and terms as are available to AML, subject to order volume, credit, security and financing provisions. Where excess Equipment is held by AML, AML will endeavour to make this available to STV at the cost of that Equipment to AML.

5.     OPTUS VISION NEGOTIATIONS

       (a) STV shall be promptly and fully informed of and, wherever reasonable and practicable, be given opportunity to participate in all and any negotiations in which AML engages with Optus Vision in regard to the procuring of carriage rights of any Optus Vision channels, and with Optus Communications in regard to the procuring of delivery of any Optus Vision services, establishment of DTH platform standards jointly or separately, technical specifications and subscriber reception equipment, and any other matters which would in any way directly affect the delivery of Services to Subscribers or potential Subscribers in the Regions. Nothing in this paragraph prevents UIH or STV from negotiating directly with Optus Vision or Optus Communications, including but not limited to the matters set out in this paragraph.

       (b) In the event that AML obtains channels and/or programming from Optus Vision, it will use its best endeavours to procure that the Franchisee obtains exclusive, or if not available, non-exclusive rights to those channels and/or programming on all available technologies, and on terms that the payment for such rights by the Franchisee will not be greater than the fees payable by AML to Optus Vision for such rights plus 10% and on other commercial terms no less favourable than those provided by Optus Vision to AML.

            Any programming acquired by STV from a joint venture or partnership between AML and Optus Vision (or from any other entity formed among AML and Optus Vision) shall be at a fee no greater than 110% of the costs to that joint venture, partnership or entity in respect of programming to be supplied to AML's subscribers or to the subscribers of that venture, partnership or entity.

       (c) AML agrees that it will use its best endeavours to provide STV with participation in any such business, partnership or venture with Optus Vision or Optus Communications, by way of a position, together with CTV Pty Limited, of up to 25% of the AML portion of such business, partnership or other venture, at the same cost as the cost to AML. Such participation shall be on arms length commercial terms which will not economically prejudice STV or AML and which shall be not more favourable, in their totality, to STV than the terms of AML's participation in the same business or venture. For the avoidance of doubt, it is intended that STV shall only be entitled to participate in a business, partnership or venture to which AML and Optus Vision contribute their subscribers if STV also contributes its subscribers, or their economic equivalent, to the business, partnership or venture.

       (d) If, having used its best endeavours as required by paragraph 5(c), AML is unable to provide STV with participation in a business, partnership or venture with Optus Vision or Optus Communications, as the case may be, AML must use its best endeavours to procure that:

            (1)  Optus Vision; or

            (2) if that business, partnership or venture acquires programs or program rights from Optus Vision, that business, partnership or venture,

       appoints STV on an exclusive basis as its franchisee on reasonable arms length commercial terms, to deliver those programs in the Regions.

6.     CONDITIONAL ASSIGNMENT

       AML agrees, within a reasonable timeframe, to formally request the respective suppliers of Showtime, Encore, TV-1 and Fox Sports, for consent to the transfer or assignment of any and all of its rights under the programming agreements with such entities, such that if AML is unable to deliver Services for any reason, those Services will be delivered directly to STV.

7.     FRANCHISOR'S SERVICES

       Schedule 2(a) to the Franchise Agreement is amended so that the following 8 (eight) channels are specified: Showtime, Encore, Fox Sports, TV-1, Arena, Red, Nickelodeon, Discovery, or any successor channels to that channel.

       Any substitute channel must be of similar standard in terms of its attractiveness to subscribers and potential subscribers, taking into account the other channels available in that 8 channel package to the channels listed above. However, STV acknowledges that AML may not be in a position to determine or control the genre of any substitute channels to the 4 "A" Licence channels.

       It is intended that the 8 Services are the sole Services to which the Franchisee is entitled as Franchisor's Services for the Service Fee (ie without additional payment as contemplated under clause 3.7 of the Franchise Agreement and paragraph 3(g) of this Schedule of Terms).

8.     RECORDS AND AUDIT

       (a) STV shall have the right to appoint any independent auditor to verify and audit all information ("Information"), including AML's relevant records, pertaining to:

            (1) any amount to be paid by AML to STV under paragraph 2.1 or 2.2 including but not limited to "AML's Actual Margin", the amounts paid or payable to AML by Foxtel in respect of Foxtel Services, the actual costs paid or payable by AML to third party program suppliers in respect of those Services or Programs in those Services and details of subscribers and details of subscribers to Foxtel Services in the Regions;

            (2) the cost (as defined in paragraph 3(g)(1) of this Schedule of Terms) to AML of any Service offered or to be offered to STV under clause 3.7 of the Franchise Agreement and paragraph 3(g) of this Schedule of Terms, and the terms on which that Service is provided to or by AML to any other person; and

            (3) for the purposes of paragraph 5(b) the fees payable by AML to Optus Vision or to any joint venture partnership or entity referred to in that paragraph, and the other commercial terms on which any channels or programming to which paragraph 5(b) applies, are provided to AML.

       (b) AML shall provide to STV's nominated auditor on request access to its documents and records containing any Information, including records and documents contained in computerised form and shall give to STV's auditors the right at any time during normal business hours, with at least 5 Business Days' notice to AML to audit all books, records, statements and documents containing Information.

       (c) AML shall fully co-operate with STV's auditor conducting any audit and, if any audit should disclose an understatement of any amount payable by AML to STV for any period, AML shall pay to STV within 10 Business Days after receipt of the audit report, any amount due as the amount of such understatement and, if any audit should disclose an understatement of at least 5% of any such amount payable by AML to STV, AML shall also pay to STV within 10 Business Days after receipt of the audit report, the cost of such audit.

       (d) Any inspection or audit shall take place during normal business hours on a Business Day and not more than once during any 6 month period.

       (e) STV must procure that its auditor enters into an agreement with AML agreeing not to disclose AML's confidential information to STV or any other person, or to use AML's confidential information, except for the purpose of conducting the verification and audit referred to in paragraph 8(a) of this Schedule of Terms.

       (f) AML shall have the right to appoint any independent auditor to verify and audit all information, including STV's relevant records, pertaining to the cost (as defined in paragraph 3(g)(1) of this Schedule of Terms with the necessary changes required by paragraphs 3(g)(5)) to STV of any Service offered or to be offered by AML under clause 3.8 of the Franchise Agreement and paragraph

            3(g)(5) of this Schedule of Terms, and the terms on which that Service is provided to or by STV to any other person. Paragraphs 8(b), (c), (d) and (e) apply to any audit conducted by AML's auditor, with the necessary changes.

 9.    FURTHER ASSURANCES

       UIH and AML agree to, and UIH agrees to procure that STV will, do all acts and things and execute such other documents as are reasonably required to give effect to the intention and purpose of the matters agreed in this Schedule of Terms and the letter attached to this Schedule.

10.    CONFIDENTIALITY

       UIH and AML agree to maintain the terms of this Schedule of Terms in confidence in accordance with clause 18 of the Franchise Agreement, as if UIH were named in the Franchise Agreement as the Franchisee. UIH and AML agree that all information exchanged for the purposes of the provisions of this Schedule of Terms and to effectuate its intent shall be considered to be Confidential Information for these purposes. Without limitation, UIH and AML acknowledge that disclosure of the terms of this Schedule of Terms is permitted to STV; to any person where required by Australian or United States securities law or the rules of any applicable stock exchange; to Telstra or Foxtel or both, and their advisers, (subject to Telstra or Foxtel, as applicable; signing confidentiality agreements) to enable UIH or STV to reach agreement with Telstra, Foxtel or both on programming, carriage, distribution or other related arrangements in the Regions; and to any sub-licensee or prospective sub-licensee and its advisers (subject to such sub-licensee or prospective sub-licensee signing confidentiality agreements).

11.    DEFINITIONS

       For the purposes of this Schedule of Terms and the letter attached, "Foxtel" means the partnership of that name between Telstra Corporation Limited and The News Corporation Limited (the "Partnership"), Foxtel Management Pty Limited and any related body corporate of Foxtel Management Pty Limited and any entity in which Foxtel Management Pty Limited, the Partnership, or such related body corporate has an economic or voting interest which distributes Franchisor's Services in the Regions.

       UIH and AML agree that a reference in the Franchise Agreement, this Schedule of Terms or the Letter to:

       (a) "A Licence" or "B" Licence" is a reference to Licence A and Licence B, respectively, issued under section 93(1) of the BSA, and a reference to "A Licence channels" or "A Licence Services" or "B Licence channels" or "B Licence Services" is a reference to services or channels provided pursuant to Licence A and Licence B respectively;

       (b) "Franchisee" includes a reference to "the Franchisee, any member of the Franchisee Group or any sub-licensee";

       (c) "Equipment" includes a reference to "Equipment or any reception equipment provided by the Franchisee to a Subscriber necessary for the provision of the Franchisor's Services provided by the Franchisee in the Regions"; and

       (d) "Subscriber" includes a reference to a "Subscriber or any subscriber to a service provided by the Franchisee in the Regions".

       It is the intention of the parties that costs and revenues under the Franchise Agreement shall be calculated on a comparable basis. For example, if, for any calculation, revenues are to take into account revenues of a sub-licensee, then applicable costs of that sub-licensee should also be taken into account.

12.    EQUITABLE RELIEF

       UIH and AML agree that damages may not be an adequate remedy for the breach of the provisions set out in this Schedule of Terms and that UIH and AML may obtain equitable relief, in addition to any and all other remedies provided by law, to prevent or ensure a discontinuance of any such breach which occurs.

13.    TERM

       This Schedule of Terms continues in force for the Term of the Franchise Agreement.